Exhibit 10.6
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is made and entered into as of this 31 day of May, 2006, by and between SOLSIL, INC., a Delaware corporation with offices at [                     ] (the “Corporation”), and Arden Sims, an individual residing at                      (the “Executive”).
RECITALS:
     A. The Corporation is a company primarily engaged in the manufacture and sale of solar grade silicon (the “Business”).
     B. The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and
     C. The Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, the parties mutually agree as follows:
     1. Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.
     2. Duties. The Executive shall serve as President and Chief Executive Officer of the Corporation with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors of the Corporation (the “Board”). The Executive shall report directly to the Board. During the Term of this Agreement, the Executive shall devote up to 25% of his full business time and efforts necessary for the performance of his duties hereunder. Notwithstanding the foregoing, nothing herein shall prevent the Executive from being employed by, acting as consultant to, or otherwise rendering services of any nature for or on behalf of any person or entity, making personal investments, or conducting private business affairs and charitable and professional activities, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Section 9 below.
     3. Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of three years commencing on the date hereof (the “Commencement Date”). The term of this Agreement shall automatically be extended for additional one-year terms (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than sixty days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

     4. Compensation of Executive.
          (a) The Corporation shall pay, the Executive as compensation for his services hereunder, in accordance with the Corporation’s regular payroll practices, during the Term, the sum of One Hundred Fifty Thousand Dollars ($150,000) per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law. The Base Salary shall be increased (but shall not be decreased) on an annual basis in an amount determined by the Board.
          (b) In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to such bonus compensation (in cash, capital stock or other property) as of the Board may determine from time to time in its sole discretion.
          (c) The Corporation shall pay or reimburse the Executive for all out-of-pocket expenses reasonable incurred or paid by the Executive in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses.
          (d) The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans as the Corporation provides to its senior executives (the “Benefit Plans”).
          (e) The Executive shall be granted a ten-year non-qualified stock option to purchase 50 shares of common stock, par value $0.01 per share, of the Corporation at an exercise price of $50,000 per share, under the Corporation’s 2006 Non-Qualified Stock Plan (the “Option”). The Option shall vest and become exercisable with respect to 16.66 shares on the date hereof and with respect to an additional 16.67 shares, on each of the first and second anniversaries of the date hereof, provided however, that in the event the Executive is terminated without Cause or resigns for Good Reason or upon a Change of Control (as such terms are defined below) all unvested shares subject to the Option shall automatically vest and become immediately exercisable.
     5. Termination.
          (a) This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:
               (i) upon the Executive’s death;
               (ii) upon the Executive’s Total Disability (as herein defined);
               (iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely Non-Renewal Notice in accordance with Section 3, above;
               (iv) at the Corporation’s option, without Cause, upon sixty days prior written notice to the Executive;
               (v) at the Executive’s option, without Good Reason, upon sixty days prior written notice to the Corporation;

               (vi) at the Executive’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting Good Reason for termination by the Executive; and
               (vii) at the Corporation’s option, in the event of an act by the Executive, defined in Section 5(d), below, as constituting Cause for termination by the Corporation.
          (b) For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform his regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Executive has become “Rehabilitated” (as herein defined) due to a mental or physical incapacity resulting in the Executive’s inability to continue to materially perform his regular and customary duties of employment as determined by the Executive’s physician. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Disability.
          (c) For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to (i) the failure of the Corporation to meet any of its material obligations to the Executive under this agreement between the Corporation and the Executive, (ii) the material diminution of the Executive’s duties, responsibilities, title or authority, (iii) the failure, other than for Cause, to elect the Executive to, or removal, other than for Cause, of the Executive from, the Board or (iv) a Change of Control shall have occurred.
          (d) For purposes of this Agreement, the term “Cause” shall mean material, gross and willful misconduct on the part of the Executive in connection with his employment duties hereunder or conviction of a felony or act of dishonesty by the Executive.
          (e) For purposes of this Agreement, the term “Change of Control” shall mean (i) the direct or indirect sale, lease, exchange or other transfer (other than a license in the ordinary course of Business) of all or substantially all (more than 50%) of the assets of the Corporation to any person or entity or group of persons or entities acting in concert as a partnership or other group (a “Group of Persons”), (ii) the merger, consolidation or other business combination of the Corporation with or into another corporation with the effect that the stockholders of the Corporation, immediately following the merger, consolidation or other business combination, hold less than 50% of the combined voting power of the then outstanding securities of the surviving corporation of such merger, consolidation or other business combination having the right to vote in the election of directors, (iii) the replacement of a majority of the Corporation’s Board of Directors, or (iv) a person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Corporation representing more than 50% of the combined voting power of the then outstanding securities of the Corporation having the right to vote in the election of directors.

     6. Effects of Termination.
          (a) Upon termination of the Executive’s employment pursuant to Section 5(a)(i), the Executive’s estate or beneficiaries shall be entitled to the following benefits: (i) three months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; and (ii) continued provision for a period of one year following the Executive’s death of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives.
          (b) Upon termination of the Executive’s employment pursuant to Section 5(a)(ii), the Executive shall be entitled to the following benefits: (i) twelve months’ Base Salary at the then current rate, to be paid from the date of termination in accordance with the Corporation’s regular payroll practices, including the withholding of all applicable taxes; (ii) continued provision during such twelve-month period of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment on a prorated basis of any bonus or other payments earned in connection with the Corporation’s then-existing bonus plan in place at the time of termination.
          (c) Upon termination of the Executive’s employment pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Executive’s employment for an additional one-year period and the Executive chooses not to continue in the employ of the Corporation, the Executive shall be entitled to receive the following benefits: (i) the accrued but unpaid compensation and vacation pay through the date of termination; and (ii) any other benefits accrued to him under any Benefit Plans outstanding at such time. In the event the Corporation tenders a Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(iv) or Section 5(a)(vi); provided, however, if such Non-Renewal Notice was triggered due to the Corporation’s statement that the Executive’s employment was terminated due to Section 5(a)(v) (for “Cause”), then payment of severance benefits shall be contingent upon a determination as to whether termination was properly for Cause.
          (d) Upon termination of the Executive’s employment pursuant to Section 5(a)(iv) or (vi), the Executive shall be entitled to the following benefits: (i) continued payment of Executive’s Base Salary at the then current rate in monthly installments, less withholding of all applicable taxes for the greater of (A) twelve (12) months from the date of termination or (B) that number of months remaining in the Initial Term; (ii) continued provision during the twelve-month period following the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; (iii) payment on a prorated basis of any bonus or other payments earned in connection with the Corporation’s then-existing bonus plan in place at the time of termination; and (iv) upon Executive’s election, the Corporation shall cancel the Executive’s Option and pay the Executive the difference between the fair market value of the shares issuable upon exercise of the Option and the exercise price of those shares. Upon termination of the Executive’s employment pursuant to Section 5(a)(v) or (vii), the Executive shall be entitled to the following benefits: (i) accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes; and (ii) continued provision, for a period of one (1) month after the date of the Executive’s termination of employment, of benefits under Benefit Plans extended to the Executive at the time of termination.
          Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full.
     7. Vacations. The Executive shall be entitled to four weeks paid vacation per year. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient.
     8. Confidential Information. The Executive recognizes, acknowledges and agrees that he has and shall continue to have access to proprietary and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how, business plans, financial condition and prospects, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive (“Confidential Information”). The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and shall be disclosed to him in confidence. The Executive shall therefore retain in strict confidence and not, at any Time, during or after his employment hereunder, directly or indirectly, use, reveal, divulge, copy, transfer or make known to any person or entity, any Confidential Information except in furtherance of the Business for the benefit of the Corporation. The provisions of this Section 8 shall survive the termination or expiration of this Agreement.
     9. Covenant Not To Compete or Solicit.
          (a) The Executive acknowledges and recognizes the highly competitive nature of the business of the Corporation. The parties confirm that it is necessary for the protection of the Corporation and accordingly, the Executive agrees as follows:
               (i) During the Term and, for a period of twelve months following the date the Executive ceases to be a employed by the Corporation (the “Restricted Period”), the Executive shall not, directly or indirectly, in the United States, (i) engage in any business that materially competes with the primary business of the Corporation, (ii) enter the employ of, or render any services to, any person or entity engaged in any business that materially competes with the primary business of the Corporation in the portions of the Business so competing, (iii) acquire a financial interest in, or otherwise become actively involved with, any person or entity engaged in any business that materially competes with the primary business of the Corporation, other than as an inactive investor holding not more than 5% of the outstanding publicly traded securities of an entity which is registered under Section 12(b) or 12(g) of the Securities Act of 1934 or (iv) interfere with, or attempt to interfere with, business relationships between the Corporation and its customers, clients, suppliers or investors.
               (ii) During the Restricted Period, except in performance of this Agreement, the Executive shall not, directly or indirectly, (i) solicit or encourage any employee of the Corporation to leave the employment of the Corporation or (ii) hire any such employee who was employed by the Corporation as of the date of the Executive’s termination of employment for the Corporation.
               (iii) During the Restricted Period, the Executive shall not, directly or indirectly, solicit or encourage to cease to work with the Corporation any employee or consultant then under contract with the Corporation.
          (b) It is expressly understood and agreed that although the Executive and the Corporation consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if a court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
          (c) The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder and until the end of the Restricted Period except in the event that this Agreement is terminated pursuant to Section 5(a)(iv) or (vi), hereof, in which case such provisions shall not survive termination of this Agreement.
     10. Miscellaneous.
          (a) The Executive acknowledges and agrees that the Corporation’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 and Section 9 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Corporation, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
          (b) Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.
          (c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the parties hereto. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          (d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.
          (e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          (f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.
          (g) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such state’s conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.
          (h) This Agreement may be executed in counterparts (including facsimile signatures), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          (i) The Executive acknowledges and agrees that the firm of Arent Fox PLLC represents the Corporation and is not acting as counsel or providing legal advice to the Executive, the Executive may have an interest adverse to the company’s interest with respect to the subject matter of this Agreement and the Executive has his own legal counsel and is relying on such legal counsel with respect to this Agreement and the transactions contemplated hereby.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SOLSIL, INC.

By: /s/ Alan Kestenbaum
Alan Kestenbaum
[Title]

/s/ Arden Sims
Arden Sims